Exhibit 99.1
NxStage Reports Second Quarter 2008 Financial Results
LAWRENCE, MA, August 5, 2008- — NxStage Medical, Inc. (NASDAQ: NXTM), a leading manufacturer of innovative dialysis products, today announced its financial results for the second quarter ended June 30, 2008. Revenues for the second quarter were $31.6 million, compared to $31.0 million in the first quarter of 2008 and $10.0 million in the second quarter of 2007.
Revenues in the Company’s home dialysis market were $11.9 million in the second quarter of 2008, compared to $10.5 million in the first quarter of 2008. Revenues in the in-center market, from the Company’s Medisystems in-center business, were $15.4 million in the second quarter of 2008, compared to $16.1 million in the first quarter of 2008. Revenues in the critical care market were $4.4 million for the second quarter of 2008, compared to $4.3 million in the first quarter of 2008.
NxStage reported a net loss of $12.5 million, or ($0.32) per share, based on shares outstanding as of June 30, 2008, for the second quarter of 2008, compared with a net loss of $13.9 million, or $(0.38) per share, for the first quarter of 2008, and a net loss of $12.9 million, or ($0.43) per share, for the second quarter of 2007. The 2008 second quarter net loss includes a $2.1 million non-cash gain, recorded in other income, reflecting the liability accounting treatment under SFAS No. 150 for the common stock and warrants issued in connection with the Company’s previously announced $43 million private placement.
For the second quarter of 2008, the Company had an Adjusted EBITDA loss, adjusted for stock-based compensation, deferred revenue recognized and the accounting impact of its private equity financing recorded as other income (expense), of $7.7 million, compared to a loss of $8.3 million in the first quarter of 2008, and a loss of $11.6 million in the second quarter of 2007 (see the exhibits for a reconciliation of this non-GAAP measure).
Cash, cash equivalents and short term investments as of June 30, 2008 were $26.4 million. While the Company’s balance sheet at June 30, 2008 reflects gross proceeds of $25 million from the first tranche of its $43 million private placement, it does not include the impact of the additional $18 million from the second tranche, which closed on August 1, 2008.
As of the end of the second quarter of 2008, NxStage had increased the number of centers with greater than 10 patients to a total of 67, representing a 22% increase when compared with the first quarter of 2008 and 91% increase when compared with the second quarter of 2007.

“We executed on the strategic initiatives outlined last quarter, further solidifying a business model focused on three target markets, and delivering both improved underlying operations and financial results,” stated Jeffrey H. Burbank, President and Chief Executive Officer of NxStage Medical. “We remain confident in our ability to grow revenue and achieve profitability in the longer term, creating greater value for our shareholders.”
Recent Highlights
—On August 1, 2008, the Company completed a $43 million private placement of its common stock and warrants.
—In July 2008, the Company announced access to demographic and outcomes information for its growing U.S. daily home hemodialysis patient population, including the following data points:
•	Survival and transplant rates are notably higher among the NxStage patient population undergoing home daily therapy vs. reported figures for conventional, less frequent dialysis treatment. NxStage patients on home daily hemodialysis experienced a better than 50% reduction in expected mortality compared to the overall U.S. hemodialysis patient population. This observed difference was statistically significant (P<0.0001).

•	Patients of varied size, age, vascular access type, and geographic location are participating in home daily hemodialysis, indicating its broad applicability.

•	92% of the U.S. dialysis population resides within 60 miles of a center offering NxStage home hemodialysis training, and nearly 80% are within 30 miles. This indicates that geographic barriers to initiating daily home hemodialysis are being addressed.
—In July 2008, NxStage elected Jonathan Silverstein, a General Partner of OrbiMed Advisors, LLC, to its Board of Directors in connection with the recently announced private placement.
—In June 2008, Jeff Smith joined the Company as Vice President and General Manager, Home Market.
Guidance:
For the third quarter of 2008, the Company expects revenue to be in the range of $30 to $32 million. The Company also expects a net loss in the range of $13.5 to $14.5 million or ($0.30) to ($0.32) per share, excluding any accounting impact of its private equity financing, and an Adjusted EBITDA loss in the range of $7.0 to $8.0 million for the third quarter of 2008.
This release contains non-GAAP financial measures, a reconciliation of the Company’s non-GAAP financial measures to their most comparable GAAP financial measure is in the exhibits to this press release.

Conference Call:
NxStage will also host a conference call at 9:00 a.m. Eastern Time on Tuesday, August 5, 2008 to discuss its second quarter financial results. To listen to the conference call, please dial 800-901-5248 (domestic) or 617-786-4512 (international). The passcode is 34533100. The call will also be webcast LIVE and can be accessed via the investor relations section of the website at www.nxstage.com/ir.cfm.
A replay of the conference call will be available 2 hours after the start of the call through August 19, 2008. To access the replay dial 888-286-8010 (domestic) or 617-801-6888 (international), and enter passcode 62216803. An online archive of the conference call can be accessed via the investor relations section of the website at www.nxstage.com/ir.cfm.
About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward- looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company’s products, including the Company’s home and/or daily hemodialysis products, anticipated increases in the availability of, and market and patient awareness regarding, home hemodialysis, anticipated operating results, including revenues, loss and Adjusted EBITDA numbers and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage’s products, growth in home and/or daily hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and daily hemodialysis, changes in the Company’s historical chronic patient drop and retention rates, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our major customers, including DaVita Inc., and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10- Q for the period ended March 31, 2008.
In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.
# # #
Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com
Non-GAAP Financial Measures
The Company discloses certain non-GAAP financial measures to supplement the Company’s consolidated financial statements presented on a GAAP basis. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from similar non-GAAP financial measures used by other companies. The non-GAAP financial measures disclosed by the Company are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Management uses Adjusted EBITDA (EBITDA adjusted for stock based-compensation, deferred revenue recognized, and the liability accounting on the private placement recorded as other income (expense)) to understand operational cash usage. The Company believes the non-GAAP financial measures provide useful and supplementary information allowing investors greater transparency to one measure used by management. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial measures. The non-GAAP financial measures are reconciled to the most comparable GAAP financial measure below.

NxStage Medical, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2008	2007	2008	2007
Revenues	$31,616	$10,031	$62,621	$18,405
Cost of revenues	27,201	11,511	54,188	21,428

Gross profit (deficit)	4,415	(1,480)	8,433	(3,023)

Operating expenses:
Selling and marketing	7,263	5,120	14,098	9,851
Research and development	2,362	1,419	4,488	2,854
Distribution	3,335	2,997	6,730	5,342
General and administrative	4,884	2,525	9,699	5,193

Total operating expenses	17,844	12,061	35,015	23,240

Loss from operations	(13,429)	(13,541)	(26,582)	(26,263)

Other income (expense):
Interest income	94	832	307	1,736
Interest expense	(1,081)	(173)	(1,891)	(348)
Change in fair value of financial instruments	2,086	—	2,086	—
Other income (expense), net	(144)	—	(293)	—

	955	659	209	1,388

Net loss before income taxes	(12,474)	(12,882)	(26,373)	(24,875)

Provision for income taxes	60	—	105	—

Net loss	$(12,534)	$(12,882)	$(26,478)	$(24,875)

Net loss per share, basic and diluted	$(0.32)	$(0.43)	$(0.70)	$(0.84)

Weighted-average shares outstanding, basic and diluted	38,770	29,933	37,772	29,488

NxStage Medical, Inc.
Consolidated Balance Sheets
(amounts in thousands, except per share data)
(unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$26,392	$33,245
Short-term investments	—	1,100
Accounts receivable, net	9,524	7,990
Due from affiliate	435	435
Inventory	40,803	29,965
Prepaid expenses and other current assets	3,670	2,455

Total current assets	80,824	75,190

Property and equipment, net	12,982	12,146
Field equipment, net	32,232	30,885
Deferred cost of revenues	20,659	14,850
Intangible assets, net	32,403	33,801
Goodwill	41,552	41,457
Other assets	1,941	2,057

Total assets	$222,593	$210,386

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,532	$21,887
Accrued expenses	12,954	9,820
Due to affiliates	774	2,774
Current portion of long-term debt	5,203	54

Total current liabilities	40,463	34,535

Deferred revenue	25,929	19,530
Long-term debt	25,012	25,170
Other long-term liabilities	1,528	1,434

Total liabilities	92,932	80,669

Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; zero shares issued and outstanding, as of June 30, 2008 and December 31, 2007	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 42,374,461 and 36,771,893 shares issued and outstanding, as of June 30, 2008 and December 31, 2007, respectively	42	37
Additional paid-in capital	337,216	311,172
Accumulated deficit	(208,514)	(182,036)
Accumulated other comprehensive income	917	544

Total stockholders’ equity	129,661	129,717

Total liabilities and stockholders’ equity	$222,593	$210,386

NxStage Medical, Inc.
Cash Flows from Operating Activities
(Amounts in thousands)
(unaudited)

	Six Months Ended
	June 30,

	2008	2007
Cash flows from operating activities:
Net loss	$(26,478)	$(24,875)
Adjustments to reconcile net loss to net Cash used in operating activities:
Depreciation and amortization	9,087	3,017
Stock-based compensation	3,280	1,498
Change in fair value of financial instruments	(2,086)
Other	125	88
Changes in operating assets and liabilities:
Accounts receivable	(1,709)	(1,713)
Inventory	(24,060)	(16,691)
Prepaid expenses and other current assets	1,048	538
Accounts payable	(639)	3,621
Accrued expenses	(1,080)	454
Deferred revenue	6,399	7,391

Net cash used in operating activities	$(36,113)	$(26,672)

NxStage Medical Inc.
Revenue by Segment
(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
System One segment
Home	$11,850	$6,746	$22,396	$12,181
Critical Care	4,385	3,285	8,706	6,224

Total System One segment	16,235	10,031	31,102	18,405
In-Center segment	15,381	—	31,519	—

Total	$31,616	$10,031	$62,621	$18,405

NxStage Medical Inc.
Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in millions)	2008	2007	2008	2007
Loss from operations	$13.4	$13.5	$26.6	$26.3
Depreciation and amortization	(4.9)	(1.6)	(9.1)	(3.0)
Stock-based compensation	(1.8)	(0.7)	(3.3)	(1.5)
Deferred revenue recognized	1.0	0.4	1.8	0.6

EBITDA loss	$7.7	$11.6	$16.0	$22.4

NxStage Medical Inc.
Non-GAAP Financial Guidance
(Amounts in millions)

	Three Months Ended
	September 30, 2008
	Low	High
	Estimate	Estimate
Loss from operations	$12.5	$13.5
Depreciation and amortization	(4.6)	(4.7)
Stock-based compensation	(1.8)	(1.8)
Deferred revenue recognized	0.9	1.0

EBITDA loss	$7.0	$8.0